EXHIBIT 11 - CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE

                                  MICROAGE, INC
                 NET INCOME (LOSS) PER COMMON SHARE CALCULATION
                      (in thousands, except per share data)

                                                   Fiscal years ended
                                         --------------------------------------
                                         November 3,   November 2,  November 3,
                                            1998          1997         1996
                                            ----          ----         ----
Basic

   Weighted average common shares          19,783        16,731       15,978
                                          =======       =======      =======
Diluted

   Weighted average shares from basic
     calculation                           19,783        16,731       15,978

   Dilutive effect of stock options
     and warrants                              --           904          474
                                          -------       -------      -------
      Weighted average common and common
        equivalent shares outstanding -
        fully diluted                      19,783        17,635       16,452
                                          =======       =======      =======

Net income (loss)                         $(8,325)      $25,197      $15,529

Net income (loss) per common and
 common equivalent share:
   Basic                                  $ (0.42)      $  1.51      $  0.97
   Diluted                                $ (0.42)      $  1.43      $  0.94